Exhibit 99.1

PSB ANNOUNCES QUARTERLY EARNINGS OF $.78 PER SHARE
ON NET INCOME OF $1.2 MILLION

Wausau, Wisconsin [OTCQB:PSBQ] – Peter W. Knitt, President and CEO of PSB Holdings, Inc. (“PSB”) and Peoples State Bank (“Peoples”) reported June 2011 quarterly earnings of $.78 per share on net income of $1,226,000 compared to earnings of $.82 per share on net income of $1,285,000 during the most recent March 2011 quarter and $.77 per share on net income of $1,208,000 during the prior year June 2010 quarter.

President Knitt commented, “We are pleased to continue steady earnings and building of capital during difficult banking conditions with our 5th consecutive quarter of annualized return on equity above 10% and our 6th consecutive quarter of increased tangible net book value per share.  Year to date, net income through June 30, 2011 of $2,511,000 is 20% greater than $2,089,000 seen during 2010.  In addition, PSB’s recent semi-annual dividend of $.37 per share continued our 47 year tradition of cash dividends to shareholders.”

Knitt indicated, “Recently, PSB was again named by U.S. Banker Magazine as one of the Top 200 performing community banks in the United States, improving from #150 in the prior year to #123 for the three years ended December 2010 based on average return on equity results for public banks with assets less than $2 billion.  This ranking places us in the top 12% of the nation’s public community banks, a testament to our customers’ and shareholders’ long-time support on which our success is built.”

Knitt explained, “Our 2011 earnings through June 30 have benefited from higher net interest margin which increased net interest income compared to the prior year.  This benefit was partially offset by increased provision for loan loss and foreclosed assets losses in 2011 compared to 2010, which increased $169,000, or 14%, to $1.4 million year to date.  These results reflect further write-downs to foreclosed property totaling $233,000 during the June 2011 quarter following $205,000 in the March 2011 quarter based on current property valuations and informal discussions with interested buyers, and were made following conclusion of our regularly scheduled FDIC regulatory exam.”

President Knitt continued, “The current quarter was also characterized by our actions to restructure loan terms with certain delinquent commercial borrowers to increase the likelihood of long-term repayment and to maximize value to the bank.  Restructured loans are classified as nonperforming assets, even if the borrower is paying according to the restructured terms.  Due to the addition of $4.1 million in restructured loans, total nonperforming assets have increased $3.0 million, or 18%, since the beginning of the year and totaled $19.4 million at June 30, 2011.  Nonperforming assets were 3.22% of total assets at June 30, 2011, up from 2.64% at December 31, 2010.  We have been aggressive in identifying problem loans, but further restructured borrowers could increase this total during the remainder of 2011.  Despite growth in problem assets we remain confident in the credit quality of our remaining portfolio and our ability to manage any further level of delinquencies and nonperforming assets.”

Knitt highlighted, “Return on average stockholders’ equity was 10.04% during the June 2011 quarter compared to 11.08% during the June 2010 quarter.  Tangible net book value per share increased to $30.95 per share during the quarter, up 10% from $28.16 at June 30, 2010 as our earnings and adequate existing capital levels continue to build tangible net book value per share.”

Balance Sheet Changes

Total assets were $601.4 million at June 30, 2011 compared to $621.1 million at December 31, 2010 and $600.2 million at June 30, 2010.  The $20.0 million decline in total assets since the beginning of 2011 was led by a decline in seasonal municipal and business checking account deposits which lowered core deposits by $22.0 million and lowered overnight cash investments by $29.2 million.  Year to date, loans receivable, net of reserves increased $5.9 million, or 1.4%, to $437.7 million at June 30, 2011 compared to $431.8 million at December 31, 2010.  At June 30, 2011, wholesale funding including brokered and national deposits, FHLB advances, and other borrowings were $161.6 million, or 26.9% of total assets, compared to 25.1% of assets at December 31, 2010, and 27.4% of assets at June 30, 2010.

PSB’s organic local loan growth has been difficult for several quarters as economic conditions have lowered borrower demand for debt in our markets.  In addition, large regional banks in our markets, including BMO Harris Bank who recently acquired M&I Bank’s market leading share position, are aggressively pursuing loan growth with our market’s highest credit quality customers with low loan coupon rates and spreads.  These actions could keep loan growth levels low or contribute to a decline in PSB’s net interest margin as we compete within our markets.

Asset Quality and Allowances for Loan Loss

PSB’s provision for loan losses was $430,000 in the June 2011 quarter compared to $360,000 in the most recent March 2011 quarter and $585,000 in the prior year June 2010 quarter.  In addition, loss on foreclosed assets was $278,000 in June 2011 compared to $295,000 in the March 2011 quarter and $38,000 in the June 2010 quarter.  Taken together, provision and foreclosure costs were $638,000 in the June 2011 quarter compared to $655,000 in the March 2011 quarter and $623,000 in the June 2010 quarter.  For the six months ended June 30, total provision and foreclosure costs were $1,363,000 in 2011 and $1,194,000 in 2010.  These costs increased year to date during 2011 from significant partial write-downs of existing foreclosed properties totaling $438,000.

Nonperforming assets are shown in the following table.

Non-Performing Assets as of	June 30,		December 31,
(dollars in thousands)	2011	2010	2010

Nonaccrual loans (excluding restructured loans)	$5,928	$8,947	$7,127
Nonaccrual restructured loans	1,905	667	1,912
Restructured loans not on nonaccrual	6,456	–	2,383
Accruing loans past due 90 days or more	–	–	–

Total nonperforming loans	14,289	9,614	11,422
Nonaccrual trust preferred investment security	750	–	–
Foreclosed assets	4,339	6,223	4,967

Total nonperforming assets	$19,378	$15,837	$16,389

Nonperforming loans as a % of gross loans	3.21%	2.14%	2.60%
Total nonperforming assets as a % of total assets	3.22%	2.64%	2.64%

Nonperforming loans increased $4.5 million since March 31, 2011 and increased $2.9 million since December 31, 2010.  The increase is due to addition of troubled debt restructured loans, which increased $4.5 million since March 31, 2011 and increased $4.1 million since December 31, 2010.  At June 30, 2011, 77% of restructured loan principal remained on accrual status, but is classified in the table above as nonperforming.  Nonaccrual loans not considered to be restructured loans declined $1.2 million since December 31, 2010 from gross loan charge-offs of $1.1 million year to date.  The most significant charge-off during 2011 included $700,000 related to a customer line of credit secured by building supply inventory and accounts receivable previously disclosed in the 2010 Annual Report on Form 10-K.  This charge-off was previously provided for by a $700,000 charge against earnings during the December 2009 quarter.

At June 30, 2011, all nonperforming assets aggregating $500,000 or more measured by gross principal outstanding are summarized in the following table and represented 58% of all nonperforming assets compared to 46% of nonperforming assets at December 31, 2010.  In the table, loans presented as “Accrual TDR” represent troubled debt restructured loans maintained on accrual status.

Significant Nonperforming Assets at June 30, 2011 (dollars in thousands)
		Gross	Specific
Collateral Description	Asset Type	Principal	Reserves

Northern Wisconsin hotel	Accrual TDR	$1,769	$38
Vacation home/recreational properties (three)	Foreclosed	1,758	n/a
Cranberry producing agricultural real estate	Accrual TDR	1,577	–
Nonowner occupied multi use, multi-tenant real estate	Foreclosed	1,267	n/a
Multi-family rental apartment units and vacant land	Accrual TDR	1,183	351
Owner occupied contractor real estate and equipment	Accrual TDR	931	282
Johnson Financial (WI) Capital Trust III debentures	Nonaccrual	750	–
Owner occupied multi use, multi-tenant real estate	Accrual TDR	699	166
Owner occupied restaurant and business assets	Nonaccrual	693	280
Out of area condo land development - participation	Foreclosed	587	n/a

Total listed nonperforming assets		$11,214	$1,117
Total bank wide nonperforming assets		$19,378	$2,769
Listed assets as a % of total nonperforming assets		58%	40%

During March 2011, PSB was informed by Johnson Financial Capital Trust of its intent to defer payment of interest on its 7% trust preferred capital debentures.  Johnson Financial Group is the holding company for Johnson Bank, headquartered in Racine, Wisconsin.  PSB’s investment in the $750,000 debentures was placed on nonaccrual status during the March 2011 quarter and accrued but uncollected interest was reversed against income.  PSB’s internal evaluation has determined this investment is not other than temporarily impaired and no charge against net income for impairment has been recorded.

While PSB believes the most significant declines in general credit quality and the economy in its local markets have occurred, some borrowers continue to manage fragile cash flows and debt servicing ability as the economy has yet to sustain a meaningful recovery.  Such conditions are seen in the level of problem borrowers with restructured loan terms.  The longer significant recovery is delayed, the more difficult it will be for some borrowers to continue scheduled debt payments as previously unencumbered collateral is pledged for new working capital and balance sheet equity is drawn down, potentially increasing future provision for loan losses.  In light of these conditions, PSB expects to see an increase in borrowers requiring restructured loan terms.  In addition, foreclosed property may increase during the next several quarters as PSB works through ongoing collection and foreclosure actions.  A continued slow local economy impacts the value of collateral and foreclosed assets, potentially increasing losses on foreclosed borrowers and properties during the coming quarters.

Nonaccrual loans and restructured loans maintained on accrual status remain classified as nonperforming loans until the uncertainty surrounding the credit is eliminated.  In general, uncertainty surrounding the credit is eliminated when the borrower has displayed a history of regular loan payments using a market interest rate that is expected to continue as if a typical performing loan.  Some borrowers continue to make loan payments while maintained on non-accrual status.  PSB applies all payments received on nonaccrual loans to principal until the loan is returned to accrual status or repaid.  Total nonperforming assets as a percentage of total tangible common equity including the allowance for loan losses was 35.03%, 30.61%, and 31.33% at June 30, 2011, December 31, 2010, and June 30, 2010, respectively.  For the purpose of this measurement, tangible common equity is equal to total common stockholders’ equity less mortgage servicing right assets.

In addition to nonperforming loans, PSB has classified some performing loans as impaired loans under accounting standards due to heightened risk of nonperformance within the next year or other factors.  Impaired loans maintained on accrual status that have not been restructured are not reported as nonperforming loans.  At June 30, 2011, all impaired but performing loans aggregating $500,000 or more measured by gross principal outstanding are summarized in the following table.

Largest Performing, but Impaired Loans at June 30, 2011 (dollars in thousands)
		Gross	Specific
Collateral Description	Asset Type	Principal	Reserves

Owner occupied contractor real estate and equipment	Impaired	$951	$249
Owner occupied manufacturing real estate & equipment	Impaired	638	–

Total listed performing, but impaired loans		$1,589	$249
Total performing, but impaired loans		$2,871	$618
Listed assets as a % of total performing, but impaired loans		55%	40%

During the June 2011 quarter, a large recovery was collected in connection with the building supply company loan charge-off discussed previously.  This recovery resulted in an annualized net loan charge-off recovery rate of -.01% during the June quarter compared to a net charge-off rate of .51% during the June 2010 quarter.  For the six months ended June 30, the annualized net charge-off rate was .43% in 2011 and .45% during 2010.  At June 30, 2011, the allowance for loan losses was $7,817,000 or 1.75% of total loans (55% of nonperforming loans) compared to $7,960,000, or 1.81% of total loans (70% of nonperforming loans) at December 31, 2010, and $7,665,000, or 1.71% of total loans (80% of nonperforming loans) at June 30, 2010.

Capital and Liquidity

During the six months ended June 30, 2011, stockholders’ equity increased approximately $2.0 million from $2.5 million in net income less $586,000 in dividends declared.  Net book value per share at June 30, 2011 was $30.95 compared to $29.85 at December 31, 2010, an increase of 3.7%.   Average common stockholders’ equity, excluding unrealized security gains and other comprehensive income was 7.52% of average assets during the six months ended June 30, 2011 compared to 6.90% during the same period in 2010.

For regulatory purposes, the $7 million 8% senior subordinated notes maturing July 2019 and $7.7 million junior subordinated debentures maturing September 2035 reflected as debt on the Consolidated Balance Sheet are reclassified as Tier 2 and Tier 1 regulatory equity capital, respectively.  The floating rate payments required by the junior subordinated debentures have been hedged with a fixed rate interest rate swap resulting in a total interest cost of 4.42% through September 2017.   PSB was considered “well capitalized” under banking regulations at June 30, 2011.

PSB regularly maintains access to wholesale markets to fund loan originations and manage local depositor needs.  At June 30, 2011, unused (but available) wholesale funding were approximately $206 million, or 34% of total assets, compared to $211 million, or 34% of total assets at December 31, 2010.  Unused wholesale funding sources include federal funds purchased lines of credit, Federal Reserve Discount Window advances, FHLB advances, brokered and national certificates of deposit, and a holding company correspondent bank line of credit.  PSB’s ability to borrow funds on a short-term basis from the Federal Reserve Discount Window is an important part of its liquidity analysis.  Although PSB has no Discount Window amounts outstanding, approximately 49% of unused but available liquidity at June 30, 2011 was represented by available Discount Window advances compared to 45% of available liquidity at December 31, 2010.  Discount Window advances are secured by performing commercial purpose loans pledged to the Federal Reserve.

Net Interest Margin

Tax adjusted net interest income totaled $5,051,000 (on net margin of 3.57%) during the June 2011 quarter compared to $4,960,000 in the March 2011 quarter and $ 4,999,000 in the June 2010 quarter, an increase of $91,000 and $52,000, respectively.  Year to date, tax adjusted interest income was $10,011,000 in 2011 and $9,593,000 during 2010, an increase of $418,000.  Since June 2010, quarterly net interest income has remained in a range from $4,960,000 to $5,220,000 and net interest margin has remained in a range from 3.45% to 3.65%.  During this period, regular declines in loan and investment yields have been offset by declines in time deposit costs. Reinvestment yields for investment security cash flows remain very low and taxable securities yields are expected to continue to decline throughout 2011.  In addition, loan yields may decline slightly due to competitive pressures as banks seek to increase loan originations while quality credit demand remains weak.  PSB expects this trend to continue and for net interest income to remain in a similar range during the remainder of 2011.

During the September 2011 quarter, the Dodd-Frank Wall Street Reform Act will repeal the prohibition on paying interest on commercial checking accounts.  PSB currently provides an earnings credit against account fees in lieu of an interest payment and does not expect costs to increase because of this change in the short term.  However, the change could have greater long-term implications as competitor banks begin to use premium interest rate levels on commercial deposits in attempts to raise deposits in coming years.

Noninterest and Fee Income

Total noninterest income for the quarter ended June 30, 2011 was $1,197,000, compared to $1,297,000 earned during the June 2010 quarter, a decrease of $100,000, or 8%.  The decrease was due to $89,000 lower service fees as overdraft fee income declined in response to regulatory changes effective in August 2010.  Although service fees in June 2011 declined from the prior year, they increased 8% from those in the March 2011 quarter, which could indicate the decline in overdraft income from regulatory changes has settled at current levels.

Year to date, noninterest income totaled $2,594,000, up $206,000, or 9%, over the six months ended June 2010.  The majority of the increase was from recapture of a mortgage servicing right valuation allowance and swap sale commission income recorded in the March 2011 quarter.  There were no swap sales during the June 2011 quarter, and quarterly mortgage banking income was at the lowest level seen since the March 2010 quarter as most borrowers have refinanced existing debt in the extended low rate environment.

Recently, the Federal Reserve finalized regulations to implement the provisions of the Dodd-Frank Wall Street Reform Act related to debit card interchange income, often referred to as the “Durbin Amendment”.  These new changes will cap the amount of debit card interchange income that may be collected by large banks from merchants for processing card activity.  While the new rules technically do not apply to PSB as a smaller bank, the impacts are expected to become uniform for the industry over time as merchants use their new authority and options to process customer card activity across a wider number of providers.  While the timing is uncertain, these fully implemented changes would lower annualized PSB debit card interchange revenue by approximately $234,000, down approximately 36% from current revenue levels.  In general, the banking industry has begun to respond to lower debit card fee revenue by reducing customer account reward programs and related costs and increasing account service fees.  PSB continues to investigate the nature and timing of potential future retail checking account changes in response to the expected reduction of debit card income.

PSB expects noninterest income during the next several quarters to remain at levels similar to that seen during the June 2011 quarter as mortgage banking loan originations remain low and new debit card interchange regulation becomes effective.

Operating Expenses

Noninterest expenses totaled $3,869,000 during the June 2011 quarter compared to $3,801,000 during the June 2010 quarter, an increase of $68,000, or 1.7%.  The increase was due in part to higher loss on foreclosed assets during June 2011 compared to the prior year.  Excluding foreclosure costs, quarterly operating expenses declined $172,000, or 4.5%, primarily from $92,000 lower FDIC insurance premium expenses.  Effective in the June 2011 quarter, certain Dodd-Frank Wall Street Reform Act rules became effective which placed a greater burden for FDIC insurance premiums on the nation’s largest banks, decreasing amounts due from smaller community banks.  Year to date, noninterest expenses were $7,822,000 and $7,641,000 during the six months ended June 30, 2011 and 2010, respectively, a increase of $181,000, or 2.4%.  However, as with the recent quarter, operating expenses before foreclosure costs would have declined $243,000, or 3.2%, during 2011 compared to 2010 with $135,000 of the decline coming from lower FDIC insurance premiums.

During the six months ended June 30, 2011, data processing expenses increased $96,000, or 18.1%, compared to 2010 due to outsourced data processing costs associated with a new computer system placed in service during June 2010.  However, occupancy and facilities expense declined $149,000 during the period in part from lower computer equipment depreciation expense previously incurred with the prior in house computer system.  Following the June 2010 conversion date, the current system vendor provided a contractual reduction in monthly service fees that expired in June 2011.  Due to expiration of the reduction period, data processing servicing fees are expected to increase approximately $120,000 per quarter for the remainder of 2011.

Prior to losses on foreclosed assets, total operating expenses during the past six quarters have been contained in range of $3.6 million to $3.8 million per quarter.  PSB expects operating expenses prior to foreclosure costs to be in the top of this range during the upcoming September 2011 quarter from higher data processing costs and employee benefit costs related to year-end incentive plans.

About PSB Holdings, Inc.

PSB Holdings, Inc. is the parent company of Peoples State Bank.  Peoples is headquartered in Wausau, Wisconsin, operating eight retail locations serving north central Wisconsin in Marathon, Oneida, and Vilas counties.  In addition to traditional retail and commercial banking products, Peoples provides retail investments and insurance annuities, retirement planning, commercial treasury management services, and long-term fixed rate residential mortgages.  More information concerning the operations and performance of PSB Holdings, Inc. may be found on the PSB investor relations website, www.psbholdingsinc.com.  PSB stock is traded on the Over the Counter Bulletin Board Exchange and the OTC Markets exchange under the symbol PSBQ.

Forward Looking Statements

Certain matters discussed in this news release, including those relating to the growth of PSB, its profits, and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release.  Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions outlined under “Forward - Looking Statements” in Item 1A of PSB’s Form 10-K for the year ended December 31, 2010.  PSB assumes no obligation to update or supplement forward-looking statements that become untrue because of events subsequent to the release of this filing.

PSB Holdings, Inc.
Quarterly Financial Summary
(dollars in thousands, except per share data)

	Quarter ended – Unaudited
	June 30,	March 31,	December 31,	September 30,	June 30,
Earnings and dividends:	2011	2011	2010	2010	2010

Net income	$1,226	$1,285	$1,334	$1,331	$1,208
Basic earnings per share(3)	$0.78	$0.82	$0.85	$0.85	$0.77
Diluted earnings per share(3)	$0.78	$0.82	$0.85	$0.85	$0.77
Dividends declared per share(3)	$0.37	$–	$0.36	$–	$0.36
Net book value per share	$30.95	$30.46	$29.85	$29.43	$28.16
Semi-annual dividend payout ratio	23.33%	n/a	21.13%	n/a	27.04%
Average common shares outstanding	1,573,954	1,572,825	1,564,297	1,564,297	1,564,297

Balance sheet - average balances:

Loans receivable, net of allowances	$437,314	$431,139	$430,923	$438,111	$435,509
Total assets	$601,978	$617,818	$610,577	$604,298	$597,730
Deposits	$451,214	$463,773	$454,735	$459,265	$454,832
Stockholders’ equity	$48,978	$47,352	$47,219	$45,136	$43,737

Performance ratios:

Return on average assets(1)	0.82%	0.84%	0.87%	0.87%	0.81%
Return on average stockholders’ equity(1)	10.04%	11.01%	11.21%	11.70%	11.08%
Average tangible stockholders’ equity
less accumulated other comprehensive
income (loss) to average assets(4)	7.75%	7.29%	7.34%	7.11%	7.03%
Net loan charge-offs to average loans(1)	-0.01%	0.86%	0.26%	0.16%	0.51%
Nonperforming loans to gross loans	3.21%	2.21%	2.60%	2.14%	2.14%
Allowance for loan losses to gross loans	1.75%	1.66%	1.81%	1.82%	1.71%
Nonperforming assets to tangible equity
plus the allowance for loan losses(4)	35.03%	28.43%	30.61%	28.57%	31.33%
Net interest rate margin(1)(2)	3.57%	3.45%	3.53%	3.65%	3.57%
Net interest rate spread(1)(2)	3.34%	3.23%	3.27%	3.40%	3.31%
Service fee revenue as a percent of
average demand deposits(1)	3.05%	2.84%	3.01%	3.44%	3.67%
Noninterest income as a percent
of gross revenue	14.40%	16.55%	17.03%	16.12%	14.79%
Efficiency ratio(2)	61.92%	62.18%	65.15%	59.54%	60.37%
Noninterest expenses to average assets(1)	2.58%	2.59%	2.80%	2.61%	2.55%

Stock price information:

High	$26.00	$27.00	$24.50	$25.00	$22.50
Low	$24.00	$22.10	$21.00	$19.64	$19.20
Market value at quarter-end	$24.26	$24.00	$23.00	$23.50	$20.00

(1)Annualized
(2)The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.
(3)Due to rounding, cumulative quarterly per share performance may not equal annual per share totals.
(4)Tangible stockholders’ equity excludes intangible assets and any preferred stock capital elements.

PSB Holdings, Inc.
Consolidated Statements of Income
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(dollars in thousands, except per share data – unaudited)	2011	2010	2011	2010

Interest and dividend income:
Loans, including fees	$6,112	$6,372	$12,156	$12,501
Securities:
Taxable	705	779	1,383	1,534
Tax-exempt	281	317	578	645
Other interest and dividends	15	5	39	7

Total interest and dividend income	7,113	7,473	14,156	14,687

Interest expense:
Deposits	1,396	1,787	2,825	3,670
FHLB advances	459	468	916	928
Other borrowings	165	168	332	399
Senior subordinated notes	141	142	283	284
Junior subordinated debentures	86	113	170	226

Total interest expense	2,247	2,678	4,526	5,507

Net interest income	4,866	4,795	9,630	9,180
Provision for loan losses	430	585	790	1,045

Net interest income after provision for loan losses	4,436	4,210	8,840	8,135

Noninterest income:
Service fees	408	497	787	845
Mortgage banking	281	283	706	546
Investment and insurance sales commissions	142	205	272	344
Net loss on sale and write-down of securities	–	(20)	–	(20)
Increase in cash surrender value of life insurance	102	103	208	204
Other noninterest income	264	229	621	469

Total noninterest income	1,197	1,297	2,594	2,388

Noninterest expense:
Salaries and employee benefits	1,991	2,058	4,101	4,110
Occupancy and facilities	412	480	865	1,014
Loss on foreclosed assets	278	38	573	149
Data processing and other office operations	313	304	626	530
Advertising and promotion	54	79	115	153
FDIC insurance premiums	149	241	338	473
Other noninterest expenses	672	601	1,204	1,212

Total noninterest expense	3,869	3,801	7,822	7,641

Income before provision for income taxes	1,764	1,706	3,612	2,882
Provision for income taxes	538	498	1,101	793

Net income	$1,226	$1,208	$2,511	$2,089
Basic earnings per share	$0.78	$0.77	$1.60	$1.34
Diluted earnings per share	$0.78	$0.77	$1.59	$1.33

PSB Holdings, Inc.
Consolidated Balance Sheets
June 30, 2011 unaudited, December 31, 2010 derived from audited financial statements
	June 30,	December 31,
(dollars in thousands, except per share data – unaudited)	2011	2010
Assets

Cash and due from banks	$10,077	$9,601
Interest-bearing deposits and money market funds	1,078	227
Federal Funds sold	–	30,503

Cash and cash equivalents	11,155	40,331
Securities available for sale (at fair value)	61,459	55,273
Securities held to maturity (fair value of $51,348 and $51,662)	51,411	53,106
Other investments	2,484	2,484
Loans held for sale	319	436
Loans receivable, net of allowance for loan losses	437,745	431,801
Accrued interest receivable	2,072	2,238
Foreclosed assets	4,339	4,967
Premises and equipment, net	10,213	10,464
Mortgage servicing rights, net	1,230	1,100
Federal Home Loan Bank stock (at cost)	3,250	3,250
Cash surrender value of bank-owned life insurance	11,199	10,899
Other assets	4,551	4,744

TOTAL ASSETS	$601,427	$621,093

Liabilities

Non-interest-bearing deposits	$55,460	$57,932
Interest-bearing deposits	393,207	407,325

Total deposits	448,667	465,257

Federal Home Loan Bank advances	59,124	57,434
Other borrowings	25,139	31,511
Senior subordinated notes	7,000	7,000
Junior subordinated debentures	7,732	7,732
Accrued expenses and other liabilities	5,034	5,469

Total liabilities	552,696	574,403

Stockholders’ equity

Preferred stock – no par value: Authorized – 30,000 shares	-	–
Common stock – no par value with a stated value of $1 per share:
Authorized – 3,000,000 shares
Issued – 1,751,431 shares; Outstanding – 1,574,456 shares	1,751
Issued – 1,751,431 shares; Outstanding – 1,564,297 shares		1,751
Additional paid-in capital	5,299	5,506
Retained earnings	43,899	41,974
Accumulated other comprehensive income	2,575	2,528
Treasury stock, at cost – 176,975 and 187,134 shares, respectively	(4,793)	(5,069)

Total stockholders’ equity	48,731	46,690

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$601,427	$621,093

PSB Holdings, Inc.
Average Balances and Interest Rates
Quarter Ended June 30,

	2011			2010
	Avg. Bal.	Interest	Yield/Rate	Avg. Bal.	Interest	Yield/Rate
Assets
Interest-earning assets:
Loans(1)(2)	$444,844	$6,152	5.55%	$443,263	$6,413	5.80%
Taxable securities	81,355	705	3.48%	73,245	779	4.27%
Tax-exempt securities(2)	32,808	426	5.21%	35,419	480	5.44%
FHLB stock	3,250	–	0.00%	3,250	–	0.00%
Other	4,947	15	1.22%	7,185	5	0.28%

Total(2)	567,204	7,298	5.16%	562,362	7,677	5.48%

Non-interest-earning assets:
Cash and due from banks	8,068			8,900
Premises and equipment, net	10,287			10,457
Cash surrender value insurance	11,136			10,630
Other assets	12,813			13,135
Allowance for loan losses	(7,530)			(7,754)

Total	$601,978			$597,730

Liabilities & stockholders’ equity
Interest-bearing liabilities:
Savings and demand deposits	$125,134	$295	0.95%	$120,235	$351	1.17%
Money market deposits	98,766	203	0.82%	92,559	260	1.13%
Time deposits	173,587	898	2.07%	187,703	1,176	2.51%
FHLB borrowings	56,483	459	3.26%	57,434	468	3.27%
Other borrowings	26,154	165	2.53%	23,352	168	2.89%
Senior subordinated notes	7,000	141	8.08%	7,000	142	8.14%
Junior subordinated debentures	7,732	86	4.46%	7,732	113	5.86%

Total	494,856	2,247	1.82%	496,015	2,678	2.17%

Non-interest-bearing liabilities:
Demand deposits	53,727			54,335
Other liabilities	4,417			3,643
Stockholders’ equity	48,978			43,737

Total	$601,978			$597,730

Net interest income		$5,051			$4,999
Rate spread			3.34%			3.31%
Net yield on interest-earning assets			3.57%			3.57%

(1)Nonaccrual loans are included in the daily average loan balances outstanding.
(2)The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.

PSB Holdings, Inc.
Average Balances and Interest Rates
Six Months Ended June 30,

	2011			2010
	Avg. Bal.	Interest	Yield/Rate	Avg. Bal.	Interest	Yield/Rate
Assets
Interest-earning assets:
Loans(1)(2)	$442,012	$12,239	5.58%	$444,111	$12,583	5.71%
Taxable securities	79,902	1,383	3.49%	70,778	1,534	4.37%
Tax-exempt securities(2)	33,411	876	5.29%	36,445	977	5.41%
FHLB stock	3,250	2	0.12%	3,250	–	0.00%
Other	16,470	37	0.45%	10,854	7	0.13%

Total(2)	575,045	14,537	5.10%	565,438	15,101	5.39%

Non-interest-earning assets:
Cash and due from banks	8,240			9,184
Premises and equipment, net	10,341			10,388
Cash surrender value insurance	11,059			10,579
Other assets	12,969			12,840
Allowance for loan losses	(7,768)			(7,742)

Total	$609,886			$600,687

Liabilities & stockholders’ equity
Interest-bearing liabilities:
Savings and demand deposits	$128,448	$585	0.92%	$122,439	$680	1.12%
Money market deposits	104,279	438	0.85%	93,951	574	1.23%
Time deposits	170,656	1,802	2.13%	185,799	2,416	2.62%
FHLB borrowings	56,656	916	3.26%	58,021	928	3.23%
Other borrowings	28,421	332	2.36%	25,201	399	3.19%
Senior subordinated notes	7,000	283	8.15%	7,000	284	8.18%
Junior subordinated debentures	7,732	170	4.43%	7,732	226	5.89%

Total	503,192	4,526	1.81%	500,143	5,507	2.22%

Non-interest-bearing liabilities:
Demand deposits	53,923			53,755
Other liabilities	4,556			3,599
Stockholders’ equity	48,215			43,190

Total	$609,886			$600,687

Net interest income		$10,011			$9,594
Rate spread			3.29%			3.17%
Net yield on interest-earning assets			3.51%			3.42%

(1)Nonaccrual loans are included in the daily average loan balances outstanding.
(2)The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.